EXHIBIT 11.1

                               TRIAD GUARANTY INC.
                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                  Year Ended December 31, 1996, 1995, and 1994





                                           1996          1995           1994
                                           ----          ----           ----
PRIMARY NET INCOME PER SHARE

Weighted average common
  shares outstanding .................     6,638,927     6,628,409     6,651,482
Net shares to be issued upon
  exercise of dilutive stock options
  after applying treasury stock
  method .............................             0             0             0
                                         -----------   -----------   -----------
Adjusted shares outstanding ..........     6,638,927     6,628,409     6,651,482
                                         ===========   ===========   ===========
Net income ...........................   $11,196,966   $ 7,758,892   $ 5,781,863
                                         ===========   ===========   ===========
Primary net income per share .........   $   1.69      $    1.17     $    .87
                                         ===========   ===========   ===========


FULLY DILUTED NET INCOME PER SHARE

Weighted average common
 shares outstanding ..................     6,638,927     6,628,409     6,651,482
Net shares to be issued upon
 exercise of dilutive stock options
 after applying treasury stock
 method ..............................       249,998       125,313         2,113
                                         -----------   -----------   -----------
Adjusted shares outstanding ..........     6,888,925     6,753,722     6,653,595
                                         ===========   ===========   ===========
Net income ...........................   $11,196,966   $ 7,758,892   $ 5,781,863
                                         ===========   ===========   ===========
Fully diluted net income per
share ................................   $   1.63      $    1.15     $    .87
                                         ===========   ===========   ===========


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                                           1996          1995           1994
                                           ----          ----           ----
ADDITIONAL PRIMARY COMPUTATION

Weighted average common
 shares outstanding ..................     6,638,927     6,628,409     6,651,482
Net shares to be issued upon
 exercise of dilutive stock options
 after applying treasury stock
 method ..............................       200,794        57,644         2,113
                                         -----------   -----------   -----------
Adjusted shares outstanding ..........     6,839,721     6,686,053     6,653,595
                                         ===========   ===========   ===========
Net income ...........................   $11,196,966   $ 7,758,892   $ 5,781,863
                                         ===========   ===========   ===========
Primary net income per share..........   $  1.64(a)    $  1.16(a)    $  .87(a)
                                         ===========   ===========   ===========

  (a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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